Contacts:         Peter J. Cunningham
                                            Vice President, Investor Relations
                                            Astoria Financial Corporation
                                            (516) 327-7877

                                            Fraser P. Seitel
                                            Investor Relations
                                            The Greater New York Savings Bank
                                            (212) 613-4073


                    ASTORIA FINANCIAL CORPORATION TO ACQUIRE
                        THE GREATER NEW YORK SAVINGS BANK

  ENTERS BROOKLYN WITH 5.4% MARKET SHARE; INCREASES MARKET SHARE ON LONG ISLAND

Lake Success, New York, March 31, 1997 -- Astoria Financial Corporation (Nasdaq:
ASFC) ("Astoria"), and The Greater New York Savings Bank (Nasdaq: GRTR) jointly announced today that they have entered into a definitive agreement pursuant to which Astoria will acquire The Greater New York Savings Bank ("The Greater"), a $2.5 billion thrift institution, for a purchase price of $19.00 per common share. Upon completion of the acquisition, The Greater New York Savings Bank will merge into Astoria Federal Savings and Loan Association, Astoria's wholly owned thrift subsidiary. The transaction received the unanimous approval of the boards of directors of Astoria Financial Corporation and The Greater New York Savings Bank.
         Under the terms of the agreement, holders of The Greater common stock will receive either 0.50 shares of Astoria Financial Corporation common stock or $19.00 in cash for each share, pursuant to an election procedure as described in the agreement, subject to 75% of The Greater shares receiving Astoria common stock and 25% receiving cash. The total transaction value is estimated to be $293 million, which is approximately 1.7 times The Greater's tangible book value at December 31, 1996.

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         In addition, the outstanding shares of the 12% Noncumulative Preferred
Stock, Series B, of The Greater will be converted into a newly-created series of preferred stock of Astoria Financial Corporation with substantially identical, and no less favorable, terms.

         The pro-forma combined entity, as of December 31, 1996, reflects total assets of $9.8 billion, ranking Astoria the third largest publicly traded thrift institution in New York and thirteenth nationally. The acquisition will give Astoria its initial presence in Brooklyn. The combined banking operation, with deposits totaling $6.2 billion, will operate 59 banking offices, including in the New York City metropolitan area, 21 in Nassau, 14 in Queens, 9 in Brooklyn, 7 in Suffolk and 3 in Westchester County, and 5 in the upstate counties of Chenango and Otsego. Three additional Brooklyn banking offices are scheduled to open during 1997. No banking office closings are anticipated as a result of the transaction.

         Commenting on the transaction, George L. Engelke, Jr., President and Chief Executive Officer of Astoria said, "The strategic in-market acquisition of The Greater's banking franchise represents an important complementary fit for us, further strengthening our current banking franchise. In addition to immediately increasing our presence in Queens, Nassau and Suffolk counties, the acquisition of The Greater provides us with a solid entry into the Brooklyn market. The 9 banking offices in Brooklyn have total deposits of $1.3 billion, or an average of $147 million per banking office, representing a 5.4% share of the Brooklyn deposit market, the 4th largest thrift institution market share in a borough with a population of 2.3 million. The pro-forma deposits of the 51 Long Island offices total $5.7 billion, or an average of $112 million per banking office, representing a 5.5% share of a market larger in population than 38 states. We are confident that the transaction will enhance shareholder value and provide long-term benefits for our shareholders, customers and, particularly, the communities that Astoria and The Greater serve. We are also delighted that Gerard Keegan, whose stewardship at The Greater

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included the development and expansion of their banking franchise, will be joining Astoria as a director and Vice Chairman and Chief Administrative Office. Jerry's years of banking experience will serve Astoria well as we continue to implement strategies to build our franchise and enhance shareholder value."

         Gerard C. Keegan, Chairman, President and Chief Executive Officer of The Greater New York Savings Bank, commented, "We are very excited to be joining forces with Astoria, a premier community-oriented financial services institution. This transaction provides significant value to our shareholders and will provide the platform for further enhancing the service we provide to our customers and the communities we operate in. George Engelke is a proven leader dedicated to continuing the community-bank focus we have maintained for 100 years."

         The transaction is expected to close in the latter part of the third quarter and will be immediately accretive to reported and cash earnings per share. Astoria estimates that operational efficiencies generated as a result of the transaction will produce cost savings equal to 45% of The Greater's non interest expense. In connection with the transaction, there is a provision for a termination fee payable to Astoria if the transaction is not completed under certain circumstances. In addition, The Greater has granted Astoria an option to purchase shares equal to 19.9% of The Greater's currently outstanding common stock under certain conditions. The transaction will be accounted for as a purchase and therefore, will not affect Astoria's ability to repurchase shares under its current stock repurchase program.

         The transaction is subject to approval of the shareholders of both The Greater New York Savings Bank and Astoria Financial Corporation, approval of the appropriate regulatory authorities and the satisfaction of certain other conditions.

         The Greater New York Savings Bank is a state-chartered community-based savings bank with assets of $2.5 billion and deposits of $1.7 billion at December 31, 1996. Founded in

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Brooklyn in 1897, The Greater has met the deposit and credit needs of New York area residents for a century. The Bank has 14 neighborhood branches in Brooklyn, Queens and Long Island.

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $7.3 billion and deposits of $4.5 billion at December 31, 1996, is the third largest thrift institution in New York and fifteenth largest in the United States. Established in 1888, Astoria Federal operates 45 banking offices and provides retail banking, mortgage and consumer loan services to over 250,000 customers.

NOTE:     ASTORIA PLANS TO HOLD ACONFERENCE CALL ON MONDAY
          MORNING AT 11:00 AM (EST).  INTERESTED INVESTORS AND
          ANALYSTS WISHING TO PARTICIPATE SHOULD CALL 1-800-289-0437; CONFIRMATION CODE: 326200
          PLEASE CALL 10 MINUTES PRIOR TO THE START OF THE CALL.

          RECORDED PLAYBACK OF THE INVESTOR CALL AVAILABLE
          THROUGH APRIL 2 AT 1-800-839-3308


THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE ACQUISITION OF THE GREATER NEW YORK SAVINGS BANK, INCLUDING COST SAVINGS TO BE REALIZED, EARNINGS ACCRETION, TRANSACTION CHARGES AND OTHER OPPORTUNITIES FOLLOWING THE ACQUISITION WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES. THE FACTORS WHICH MAY CAUSE FUTURE RESULTS TO VARY MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, LOAN DEMAND, REAL ESTATE VALUES, AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY, AND TECHNOLOGICAL FACTORS AFFECTING EACH COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.



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